Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-193022 and 333-202863) on Form S-8 of Digital Turbine, Inc. (the “Company”) of our reports dated June 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2018.
/s/ SingerLewak LLP
Los Angeles, California
June 12, 2018